Exhibit 99.2

Foundation HealthCare, Inc.

Second Quarter 2014 Financial Results Conference Call and Webcast

August 12, 2014

Operator:                                       Good day and welcome to the Foundation HealthCare Second Quarter 2014 Financial Results Conference Call and Webcast.  All participants will be in listen-only mode.  Should you need assistance, please signal a conference specialist by pressing the star key, followed by zero.  After today’s presentation, there will be an opportunity to ask questions.  To ask a question, you may press star, then one on a touchtone phone.  To withdraw your question, please press star, then two.  Please note this event is being recorded.

                                                        I would now like to turn the conference over to Kevin Latta, Investor Relations.  Please go ahead.

Kevin Latta:                                  Good afternoon, everyone, and thank you for participating in today’s conference call to discuss Foundation HealthCare’s financial results for the second quarter of 2014.  The purpose of this call is to review the Company’s financial results for the quarter, as well as provide you some additional color on the business.  Joining us on the call today are Foundation HealthCare’s CEO, Mr. Stanton Nelson, as well as Foundation’s CFO, Hugh King.  Following the prepared remarks, we will open the call for questions.

                                                        Before we begin the conference today, I would like to take a moment to read the Company’s Safe Harbor Statement.  Statements made during the call today include forward-looking statements that are based on the Company’s current expectations, forecasts, and assumptions.  Forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from the Company’s expectations, forecasts, and assumptions.  These risks and uncertainties include risks that the Company is unable to refinance a majority of its existing debt, maintain enough liquidity to execute its business plan; continues as a going concern; risks and uncertainties not in control of the Company including, without limitation, the current economic climate and other risks and uncertainties enumerated and described in the Company’s Annual Report on Form 10-Q for the quarter ended June 30, 2014 and other filings with the Securities and Exchange Commission, which filings are available on the SEC website at www.sec.gov.

                                                       With that, I’d like to hand the call over to Stanton Nelson, Foundation HealthCare’s CEO.  Stanton?

Stanton Nelson:                             Thank you and good afternoon, and thank you for joining the call.  Today we will discuss our results for the second quarter of 2014.  This marks the first anniversary since our acquisition of the Foundation entities in July of 2013.  Before we discuss our financial results, I want to spend a few minutes talking about two key hires we made recently.

                                                        First, Hugh King joined us on July 1 as our CFO.  Hugh brings over 25 years of healthcare experience and has led various teams which acquired many hospitals, surgery centers, and physician practices.  We are pleased Hugh chose to join our team.  I also wanted to thank Mark Kidd, who served as our CFO the past few years.  His hard work and dedication to our Company didn’t go unrecognized and I appreciate him assisting us through this transition process.

                                                        In addition, yesterday we announced the hiring of our Chief Information Officer, Travis Crenshaw.  Travis came to us from USPI, as he served in the same role for nearly seven years.  The appointment of Mr. Crenshaw as CIO represents another important step in the growth of our Company as we continue to advance Foundation HealthCare.  Travis brings a wealth of experience and adds a distinctive perspective to the Foundation business model.  We are fortunate to have him join the Foundation team.

                                                        Moving on to our business, as of June 30, Foundation owns 10 surgery centers and four surgical hospitals.  Currently we have two hospitals in San Antonio and El Paso, Texas in which we own 51% and 54% respectively, while the balance of our assets are minority owned ranging from 10 to 32% ownership.  Our business model is straightforward as ideally we want to own a minimum of 51% of each surgical hospital, with the balance being owned by our physician partners.  Once we enter a market, we then look to build out our ancillary ecosystem.  We will look for opportunities that include outpatient surgery centers, imaging facilities, oncology, pain management, and other ancillary services that complement our surgical hospital.

                                                        Speaking of ancillary opportunities, in June we opened a toxicology lab in the El Paso market through a joint venture.  While it is early, there’s high demand for the lab and we expect the partnership to be very accretive for the Foundation Hospital in the second half of 2014.

                                                        Moving along to clinical operations, once again we saw outstanding results in the second quarter of 2014.  Overall past—patient satisfaction exceeded 95%.  Our hospitals continue to see a zero incident alongside surgery and had a zero incident of falls and medication errors.

                                                        I will now turn the call over to Hugh King to discuss our financial results.

Hugh King:                                   Thank you, Stanton.  Good afternoon, everyone.  For the quarter ended June 30, 2014, net revenues were $22.1 million, an increase of 2% from 21.6 million in the second quarter of 2013.  Our net revenues were comprised primarily of our patient service revenues at our hospitals in San Antonio and El Paso, management fees from hospitals and ambulatory surgery centers that we manage, and our equity and earnings at affiliated hospitals and ambulatory surgery centers.  Net patient services revenues increased 8% from $19 million during the second quarter of 2014, compared to 17.5 million in the year-ago quarter.  This was primarily due to an increase in the average net revenue per surgical case at our El Paso hospital, which was driven by an increase in in-patient spine cases resulting in a $0.5 million increase in net revenues.  Surgical case volumes also increased at our San Antonio hospital, again driven by increase in surgical case volume, primarily spine and orthopedic cases, resulting in an $800,000 in Patient Service revenues.

                                                        Operating expenses for the second quarter of 2014 increased 6.7% to 23.1 million, compared to 21.6 million in the year-ago quarter.  The increase was primarily due to an increase in salaries and benefits expenses, an increase of 600,000 in depreciation and amortization, $2.3 million in other expenses.  Net other expenses decreased slightly by 143,000 from Q2 2013 to Q2 2014.  The Foundation Graymark reverse merger occurred July 1 of 2013, so there are some organizational and operational differences between the Q2 2013 compared to Q2 2014 and a portion of the increase in other operating expenses relates to integrating the two organizations.  Additionally, a portion of the increase in other operational expenses relate to—relates to operational improvements at the El Paso hospital designed to reduce expenses and create increased operating margins in future quarters.

                                                        Our loss from continuing operations net of taxes in the second quarter of 2014 was 236,000, compared to income of 1.2 million in the year-ago quarter.  Net loss attributable to the Foundation common stock was 2.9 million or a penny per share in the second quarter of 2014, compared to net income of 617,000 or zero per share in the year-ago quarter.

                                                        Adjusted EBITDA from continuing operations in the second quarter of 2014 was 1.5 million, compared to 3 million in the year-ago quarter.

                                                        Moving on to the balance sheet, on June 30, 2014 cash and cash equivalents totaled 1.9 million, compared to 4 million at March 30, 2014.  As of June 30, 2014 our total debt was 29.3 million, compared to 22.8 million at March 31, 2014.  In addition, we have 1.2 million of debt included in current liabilities from discontinued operations.  The increase in outstanding debt is due to timing differences between the receipt of funds related to our debt refinancing with Bank SNB on June 30, 2014 and the payoff of existing debt, as well as the payment and anticipated payment of other liabilities with a portion of the debt financing from Bank SNB.

                                                        Stanton, let me turn it back over to you.

Stanton Nelson:                             Thank you, Hugh.  Before we take questions, I want to update you on three main objectives I spoke about on the last call.  The first objective was to refinance our debt.  On June 30, we refinanced our debt with Bank SNB and Texas Capital Bank.  This was a very important step to improve our liquidity and clean up our balance sheet.  Our cost of funds reduced on average from 6.5% to 4.25% and by extending our maturities, the overall savings to Foundation will be approximately $2 million annually.

                                                         The second objective was to grow organically at our two majority-owned hospitals.  So far in 2014 revenues continued to outpace 2013.  In fact, revenues at our two majority-owned hospitals were up 8% year-over-year.  Our development teams continue to have success at driving more surgeries to each of our hospitals by educating surgeons in those markets about outstanding clinical care their patients will receive.

                                                         The third objective is to look at the strategic options for our minority-owned assets.  As I mentioned, Foundation would like to own 51% of each of these assets and if not possible, we will explore other options for these assets.  We continue to look at options in this area and expect to find solutions by year-end.

                                                         Lastly, we expect the second half of 2014 to be very strong for each of our hospitals.  With the deductibles being met and the development work we have focused on in each of our markets, the trends point to a very strong last half of 2014.

                                                         Operator, we will now take questions.

Operator:                                       We will now begin the question and answer session.  To ask a question, you may press star, then one on your touchtone phone.  If you’re using a speakerphone, please pick up your handset before pressing the keys.  If, at any time, your question had been addressed and you would like to withdraw your question, please press star, then two.  At this time, we will pause momentarily to assemble our roster.

                                                         The first question comes from Brooks O’Neil of Dougherty and Company.  Please go ahead.

Brooks O’Neil:                               Sure.  Good afternoon.  I have a couple questions.  I was curious Stanton, you mentioned Adjusted EBITDA was in the range of 1.5 million and you had talked about the refinancing of debt.  Were there any expenses related to the debt refinance that either were or were not added back to Adjusted EBITDA?

Stanton Nelson:                              Yes, Brooks.  How are you?  I appreciate the question.  You are correct.  There was professional fees and loan fees associated with that, as well as some other one-time operational fees of about 550,000 for the quarter so, you know, we did not add that back.  We traditionally have not done that, but they were one-time events for us.

Brooks O’Neil:                               Great and then, I’m just curious.  You mentioned an expectation of strong fundamental performance at your majority-owned hospitals in the second half.  Can you just give us a sense for how businesses trended as we moved into the summer months—which I don’t know whether they’re traditionally strong or not, but can you give us a sense for how things are going out there?

Stanton Nelson:                              Yes, another good question.  You know, for us, I mean, typically our surgeons take vacations like a lot of us do in the summer months, so we certainly expected to be softer than say the fourth quarter, but that hasn’t been the case.  It’s actually been the opposite of that.  We’ve had pretty strong volumes in all of our hospitals through July and the trends seem to be positive in August, as well.

Brooks O’Neil:                               Great and then, I’m curious as you’d talked about your strategy with the majority-owned hospitals and then building an ecosystem.  Would you say that all the assets you have today are strategically attractive to you or are you going to consider some alternatives as you move the portfolio forward?

Stanton Nelson:                              We continue to evaluate that.  You know, the business model calls for finding a hospital in a particular market and then looking for those ancillary opportunities that include outpatient surgery centers.  As you know, we have 10 surgery centers in various markets.  Some of those may or may not work under that model and if they do not, then we’ll look for alternative ways to deploy that capital if we end up divesting that asset into markets in which we would like to be in.

Brooks O’Neil:                               Great.  Thank you very much.

Stanton Nelson:                              Thank you, Brooks.

Operator:                                        The next question comes from Dan Trang of Stonegate Securities.  Please go ahead.

Daniel Trang:                                 Thank you all for taking my call.  Kind of piggybacking on what Brooks mentioned.  What has been the level of interest in your minority-owned facilities?  I know you’ve talked about it the past few quarters.  I wanted to know—I wanted to get a little bit of color behind that.

Stanton Nelson:                              Well, I think the first strategy is to look for ways that: one, we could either acquire, you know, up to 51%; so that was the first strategy there.  We’ll continue to go down that process.  You know, I think we’re fairly comfortable that a decision will be made by year-end to either make that happen or look for alternative ways to either divest that asset if that’s not possible.

Daniel Trang:                                 Okay.  I guess what I was asking was kind of the level of interest in the minority-owned facilities, so not the ones that you own 51% or more which are the two hospitals, but the ASCs around that.

Stanton Nelson:                              Yes, and you know, from time to time we do get interest, but we have not gone to market to explore a divestiture there because we’re continuing to look at strategic options, but are confident that we’ll have a decision made as we go through 2014 here, Dan.

Daniel Trang:                                 Okay.  A follow-up question; when you’re looking at different acquisition opportunities, so which is the ideal situation which is you going and you own a majority—you’re—become a majority owner of the hospital.  Correct there, right?

Stanton Nelson:                              Yes.

Daniel Trang:                                 What has—what’s kind of been the landscape, so to speak, regarding acquisition opportunities?  I mean, are you finding the market to be expensive, is it cheap, or is it kind of middle of the road?

Stanton Nelson:                              Well, you know, when we got into this business obviously it was prior to and when the Chairman of our Company, Tom Michaud got into the business.  There wasn’t a moratorium on physician-owned hospitals.  The barriers to entry today are far different than what they were back in 2008 when he started the company.  Since there is a moratorium, you know, the barriers to entry are harder to get into, so the price tends to trend upward.  But, you know, a lot of what I consider mom and pop type organizations, hospitals that say they’re 100% physician-owned are starving for management expertise like Foundation’s, so we believe that this is—there is opportunities out there in markets to bring a company like ours in, provide the expertise on the management side, cut costs by driving efficiencies on medical supplies and labor, and then, you know, hopefully to have a very sound partnership going forward.  So, we don’t think we’re going to be limited by opportunities in the next four to five years.

Daniel Trang:                                 Okay, thank you.

Operator:                                        We have a follow-up from Brooks O’Neil of Dougherty and Company.  Please go ahead.

Brooks O’Neil:                               Yes, Stanton, I was hoping you might talk a little bit about the progress you’re making in El Paso.  I have a sense that that was a bit of a turnaround project and maybe you can give us a little update on how things are going down there.

Stanton Nelson:                              Sure.  So, just a brief history and so we got into the investment, it was a turnaround project, as you mentioned, Brooks in late 2012.  We spent the better part of 2013 turning around the hospital by syndicating 66 new physician partners.  In January—just to kind of give you an example of what we were seeing in January of 2013, we lost almost a million dollars that month, so we had a lot of work to do.  Our development team led by our Chairman, Tom Michaud, did a tremendous job bringing in not only the right mix of physicians and surgeons to that market, but also brought with that the case volume that was necessary.  So, we spent the better part of 2013 re-syndicating the partnership, as well as getting our costs in line.  You know, what I’ve said previously, the first quarter it was not accretive in 2014.  The second quarter was very close.  I still expect in the latter part of 2014 that El Paso will be an accretive earner to Foundation’s P&L.

Brooks O’Neil:                               Great and then, are you thinking that that kind of turnaround type opportunity is what fits you best or are you—would you be more open to buying into (ph) hospitals that are successful today, that you could build on their foundation—no pun intended, of success for the future?

Stanton Nelson:                              Well, I think ideally we would like the latter, to find a hospital that—you know that for a better term needs some tender loving care to come, again bring our management expertise, cut some expenses from med supplies and labor, which are the two biggest expenses of the hospital, and then help drive additional opportunities through the ancillary opportunities that we’ve talked about.  So, ideally finding a hospital that’s losing a million dollars a month—similar to what El Paso started out being, probably in the situation that we’re going to get ourselves into in the future.

Brooks O’Neil:                               Great and are you thinking, Stanton, a Texas focus or are you open to moving to other states in the surrounding area?

Stanton Nelson:                              You know, we want to—you know, we’ve certainly been successful in Texas and I think that if there were opportunities there, we would want to take advantage just because we know the state well, have good payer relationships in the State of Texas; so that’s certainly a state that we monitor closely.  But, that doesn’t—we would also look at other opportunities in other states that are business friendly and have good payer relationships.

Brooks O’Neil:                               Okay, good.  Thank you very much.

Stanton Nelson:                             Thank you.

Operator:                                       The next question comes from Andy Carruthers of Bagley Securities.  Please go ahead.

Andy Carothers:                            Well, hi Stanton.

Stanton Nelson:                              Hey, Andy.

Andy Carothers:                            Tell me; if you ran across a good opportunity what under your existing credit facility do you have to be able to acquire a new operation?

Stanton Nelson:                              Well, okay, so two things.  First of all, you know, from a leverage standpoint we’re less than three times today to our EBITDA TTM versus our long-term debt, so we do have some opportunities there from a debt perspective to leverage up a little bit more.  When I talk about looking for alternative solutions, you know, with our minority-owned assets, that again could be a way to where we divest some of those assets and use that capital to look for majority-owned hospitals like we had mentioned.  So, we have a lot of flexibility.  Obviously there’s the equity side.  We personally believe today that our equity is undervalued, but there might be a time that we consider that as well.

Andy Carothers:                            What thought have you given to doing a reverse flip?

Stanton Nelson:                              Well, it’s a—you know, it was in our proxy and we’ve gotten approval from our Board.  We just haven’t set a range at this point and don’t have a specific time in which we’ll enact that, so it was approved by our shareholders.  I can’t tell you for sure if we’re going to act on that, but have the ability to in short order if necessary.

Andy Carothers:                            Okay.

Operator:                                       Was there a follow-up, Mr. Carothers?

Andy Carothers:                            No, that’s it.  Thanks.

Operator:                                       Thank you.  This concludes our question and answer session.  I would like to turn the conference back over to Stanton Nelson, Chief Executive Officer, for any closing remarks.

Stanton Nelson:                             Thank you for listening and thank you for the questions.  I appreciate everybody joining today and look forward to our third quarter call in the future here, sometime in November.  Thank you.

Operator:                                        The conference has now concluded.  Thank you for attending today’s presentation.  You may now disconnect.